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                                                                    EXHIBIT 99.1



Genetronics Announces ICN Pharmaceuticals Will Not Complete Acquisition of BTX Division

SAN DIEGO, CA., August 16, 2002 -- Genetronics Biomedical Corporation, San Diego, (AMEX and TSX: GEB) today announced that ICN Pharmaceutical (NYSE : ICN) has decided not to proceed with its planned acquisition of Genetronics' BTX Division. The decision not to proceed requires ICN to pay Genetronics a breakup fee of $100,000.

Dr. Avtar Dhillon, the President and Chief Executive Officer of Genetronics commented, "While we are disappointed that ICN has decided not to complete its purchase of the BTX Division, we are aware that ICN has recently made significant changes to its senior management team, including the addition of a new Chairman and Chief Executive Officer, and has recently been engaged in a strategic review of its business operations. Genetronics will resume discussions with other groups that have expressed interest in the BTX Division."

About Genetronics
Genetronics Biomedical Corporation is a leader in electroporation therapy with 216 patents issued, allowed, or pending. The Company utilizes its proprietary electroporation technology for the targeted intracellular delivery of therapeutic materials, concentrating on drugs, vaccines, and gene therapy. In oncology, Genetronics has initiated Phase III clinical trials for the treatment of recurrent head & neck cancer. In gene therapy, Genetronics has several collaborations with major biotechnology and pharmaceutical companies for the delivery of therapeutic genes or vaccines using electroporation. Genetronics' BTX Division, a leader in molecular delivery, features electroporation and electro fusion technology for research laboratory markets worldwide. More information can be obtained at www.genetronics.com.
This press release contains certain forward-looking statements relating to the Company's plans to pursue and complete the sale of the BTX division. Actual events or results may differ from the Company's expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of the Company's technology and applications by potential partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market products. The American and Toronto Stock Exchanges have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Clarke Galvin, Investor Relations
Karl Cahill, Investor Relations
858.597.6006